Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 16, 2018, relating to the financial statements of Daqo New Energy Corp. and its subsidiaries (the "Group"), and the effectiveness of the Group's internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China
March 19, 2018